Exhibit 99.1

FIRST COMMUNITY BANK CORPORATION

OF AMERICA

Contact: Kenneth P. Cherven
President/CEO
(727) 520-0987	January 27, 2006

NEWS

RELEASE

Kenneth P. Cherven, President of First Community Bank Corporation of America, reported after-tax income for the fourth quarter ended December 31, 2005 of $853,000 or $0.25 basic per share, compared to $517,000 or $0.15 basic per share for the same period in 2004.

First Community reported after-tax income for the year 2005 of $2,863,000 or $0.86 basic per share, compared to $2,023,000 or $0.62 basic per share for the same period in 2004.

The Bank’s total deposits increased by $24 million from September 30, 2005, representing a 10% increase. Total deposits increased by $72 million over the year-end of the prior year, representing a 36% increase. Total loans increased by $20 million from September 30, 2005, a 8% increase. Total loans increased by $67 million over the year-end of the prior year, a 32% increase.

For the twelve-month period ended December 31, 2005, First Community reported Return on Average Assets of 1.02%, Return on Average Equity of 11.34% and a Net Interest Margin of 4.57%. Nonperforming loans as a percentage of total assets at the end of the period was 0%.

First Community currently operates 6 offices along the west coast of Florida with $325 million in assets, an increase of $26 million from September 30, 2005, a 9% increase. Total assets increased by $83 million over the year-end of the prior year, representing a 34% increase. Another office is planned to open in Charlotte County during the fourth quarter of 2006. First Community Bank Corporation of America is traded on the NASDAQ SmallCap under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.